EXHIBIT 10.18

FIRST AMENDMENT
TO THE
ZIONS BANCORPORATION PAYSHELTER 401(k) AND
EMPLOYEE STOCK OWNERSHIP PLAN
(As amended and restated effective January 1, 2002)

This First Amendment to the restated and amended Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan (the “Plan”) is made and entered into on November 14, 2012 by the Zions Bancorporation Benefits Committee (“Committee”) on behalf of Zions Bancorporation, hereinafter referred to as the “Employer.”

W I T N E S S E T H:

WHEREAS, the Employer has previously entered into the Plan, which Plan was restated and amended in its entirety effective for the plan year commencing on January 1, 2002, and for all plan years thereafter; and

WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part, and

WHEREAS, the Committee has been authorized and empowered by the Board of Directors of the Employer to adopt amendments or changes to the Plan that are designed to clarify a provision or provisions of the Plan or that are intended to maintain or bring the Plan into compliance with applicable federal or state law, or that will not create or result in a significant increase in the cost to Zions Bancorporation or any subsidiary thereof of maintaining or operating the Plan or have a material, substantive effect on the rights or obligations of Zions Bancorporation or any subsidiary thereof with respect to the Plan; and

WHEREAS, the Committee, for and on behalf of the Employer and consistent with the power and authority granted to it, now desires to amend the Plan in order to maintain the Plan’s qualified status under the Internal Revenue Code by updating the definition of Employer Securities to comply with new Treasury and IRS guidance; and

WHEREAS, the proposed amendment has been reviewed and approved by the Committee;

NOW THEREFORE, in consideration of the foregoing premises, the Committee, for and on behalf of the Employer, adopts the following amendments to the Plan (amended language is marked in bold italics):

1.    Effective for all Plan Years commencing on and after January 1, 2012, Section 2.22 shall be amended to read as follows:

2.22    “Employer Securities” shall mean common stock issued by the Plan Sponsor (or by a corporation that is a member of the controlled group of corporations of which the Plan Sponsor is a member) that is readily tradeable on an established securities market. Noncallable preferred stock shall be deemed to be "Employer Securities" if such stock is convertible at any time into stock that constitutes "Employer Securities" hereunder and if such conversion is at a conversion price that (as of the date of the acquisition by the Plan) is reasonable. Preferred stock shall be treated as noncallable if after the call there will be a reasonable opportunity for a conversion that meets the above requirement.

For purposes of the foregoing a security is “readily tradeable on an established securities market” if:

(a)    the security is traded on a national securities exchange that is registered undersection 6 of the Securities Exchange Act of 1934 (15 U.S.C. 78f); or

(b)    the security is traded on a foreign national securities exchange that is officially recognized, sanctioned, or supervised by a governmental authority and the security is deemed by the SEC as having a “ready market” under SEC Rule 15c3-1 (17 CFR 240.15c3-1).

2.    This First Amendment shall be effective for the Plan Year commencing January 1, 2012, and for all Plan Years commencing after that date. In all other respects the Plan is ratified and approved.

IN WITNESS WHEREOF, Zions Bancorporation Benefits Committee has caused this First Amendment to the Plan to be duly executed as of the date and year first above written.

ZIONS BANCORPORATION
BENEFITS COMMITTEE

By: /s/ Diana M. Andersen
Name: Diana M. Andersen
Title: SVP & Director of Corp. Benefit